                                                                    EXHIBIT 99.1

Contact:        Janie Maddox

                Post Properties, Inc.

                (404) 846-5056


                POST PROPERTIES ANNOUNCES SECOND QUARTER EARNINGS
 Investor/Analyst Conference Call Scheduled for August 3, 2004 at 10:00 a.m. EDT

ATLANTA, August 2, 2004 - Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $99.2 million for the second quarter of 2004, compared to net income available to common shareholders of $24.8 million for the second quarter of 2003. On a diluted per share basis, net income available to common shareholders was $2.49 for the second quarter of 2004, compared to net income available to common shareholders of $0.66 for the second quarter of 2003.

For the six months ended June 30, 2004, net income available to common shareholders was $98.3 million, compared to $1.4 million for the six months ended June 30, 2003. On a diluted per share basis, net income available to common shareholders was $2.48 for the first six months of 2004, compared to $0.04 for the same period of 2003.

The Company uses the National Association of Real Estate Investment Trusts ("NAREIT") definition of Funds from Operations ("FFO") as an operating measure of the Company's financial performance. In October 2003, NAREIT clarified the definition of FFO to include impairment losses. As such, prior period presentations of FFO have been restated to conform with the revised NAREIT definition of FFO. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the second quarter of 2004 totaled $14.7 million, or $0.35 per diluted share, compared to $14.7 million, or $0.35 per diluted share, for the second quarter of 2003. Excluding the net non-cash loss on early extinguishment of indebtedness associated with property sales and a non-cash asset impairment charge, FFO for the second quarter of 2004 was $19.5 million, or $0.46 per diluted share. Excluding severance and proxy contest charges, FFO for the second quarter of 2003 was $21.7 million, or $0.52 per diluted share.

For the six months ended June 30, 2004, FFO totaled $32.5 million, or $0.76 per diluted share, compared to $3.4 million, or $0.08 per diluted share, for the six months ended June 30, 2003. Excluding a net non-cash loss on early extinguishment of indebtedness, a non-cash asset impairment charge and non-cash preferred stock redemption costs, FFO for the six months ended June 30, 2004 was $39.0 million, or $0.92 per diluted share. Excluding severance, proxy and asset impairment charges, FFO for the six months ended June 30, 2003 was $44.3 million, or $1.05 per diluted share.

Total revenues from continuing operations were $76.7 million for the second quarter of 2004, compared to $73.8 million for the second quarter of 2003. For the six months ended June 30, 2004, total revenues from continuing operations were $152.2 million, compared to $146.7 million in 2003.

Said David P. Stockert, Post's CEO and President, "As expected, second quarter results point to the turnaround in apartment market conditions. Same store revenue for the quarter increased sequentially as well as on a year-over-year basis, marking what we believe is the beginning of an upward trend in our core business."

MATURE COMMUNITY DATA

For the second quarter of 2004, average economic occupancy at the Company's 57 mature (same store) communities, containing 21,954 apartment units, was 93.6%, compared to 91.5% for the second quarter of 2003. For the six months ended June 30, 2004, average economic occupancy for these mature communities was 93.2%, compared to 90.9% for the same period in 2003.

Total revenues for the mature communities increased 1.0% during the second quarter of 2004, compared to the second quarter of 2003, and operating expenses increased 3.9%, resulting in a 0.7% decline in same store net operating income
(NOI), or $0.3 million. For the six months ended June 30, 2004, total revenues for the mature communities increased 0.3% compared to the same period in 2003, while operating expenses increased 4.8%, resulting in a 2.4% decline in same store NOI, or $1.9 million.

On a sequential basis, total revenues for the mature communities increased 0.9% and operating expenses increased 1.2%, resulting in an increase in same store NOI of 0.7%, or $0.3 million during the second quarter of 2004, compared to the first quarter of 2004. For the second quarter of 2004, average economic occupancy was 93.6% compared to 92.8% for the first quarter of 2004.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI by geographic market is also included in the financial data (Table 3) accompanying this press release.

ASSET ACQUISITIONS, DISPOSITIONS AND CAPITAL REINVESTMENT ACTIVITY

In June 2004, the Company acquired a 499-unit apartment community located in suburban Washington, D.C. for approximately $85.8 million, including an approximately $2.3 million adjustment for the assumption of above-market mortgage indebtedness and closing costs. Additionally, the Company plans to spend up to $2 million to improve the community. The assumed mortgage note payable was valued at approximately $50 million yielding an effective interest rate of approximately 4.7%. The mortgage note requires monthly principal and interest payments and matures in 2007.

During the second quarter of 2004, the Company completed the sale of seven apartment communities containing 3,482 units, realizing net proceeds of approximately $219.0 million, including the assumption by the buyer of five of the properties of approximately $104 million of tax-exempt bond financing. Five of the communities were located in Atlanta, Georgia, one community was located in Dallas, Texas and one community was located in Orlando, Florida. The Company realized GAAP accounting gains on these sales of approximately $112.1 million and economic gains (before accumulated depreciation and write-downs for asset impairment charges) of approximately $46.2 million. A reconciliation of GAAP accounting gains on property sales to economic gains on property sales is included in the financial data (Table 5) accompanying this press release. In connection with the assumption of the bond indebtedness and the termination of related interest rate cap agreements, the Company also recorded a non-cash loss on the early extinguishment of indebtedness of approximately $4.1 million during the second quarter of 2004.

The Company expects to use a portion of the proceeds from asset sales to redeem its 8.0% Series D cumulative redeemable preferred units totaling $70 million on September 3, 2004, and to repay its 6.69% Medium Term Notes totaling $10 million, which mature on September 22, 2004.

Said Thomas D. Senkbeil, EVP and Chief Investment Officer, "The asset sales and acquisitions we completed in the second quarter improved the quality, consistency, average age and geographic mix of the portfolio, while harvesting significant value. We've reduced our market concentration in Atlanta, while building critical mass in the greater Washington, D.C.
market, all consistent with our strategic plan."

FINANCING ACTIVITY

In April 2004, the Company renewed and extended its $20 million unsecured line of credit with Wachovia Bank of Georgia, N.A. (the "Cash Management Line"). The pricing, maturity and terms, including debt covenants, of the Cash Management Line are generally consistent with the Company's $350 million, three-year unsecured revolving line of credit facility that was provided by a syndicate of nine banks led by Wachovia and that closed in January 2004. At June 30, 2004, the Company had no outstanding balances under its combined $370 million credit facilities and had available cash and cash equivalents of $55.3 million.

Total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner's share of debt) decreased from 45.2% at June 30, 2003 to 43.6% at June 30, 2004. Total debt and preferred equity as a percentage of undepreciated assets (adjusted for joint venture partner's share of debt) also decreased from 53.2% at June 30, 2003 to 50.1% at June 30, 2004. Variable rate debt as a percentage of total debt decreased from 20.4% at June 30, 2003 to 10.2% at June 30, 2004. A computation of debt ratios and reconciliation of the ratios to the appropriate GAAP measures in the Company's financial statements is included in the financial data (Table 4) accompanying this press release.

Said Christopher J. Papa, EVP and CFO, "We are very pleased with the current strength of our balance sheet. We've reduced overall leverage, lessened our exposure to rising short term interest rates and created substantial capacity for new investment."

OUTLOOK

The estimates presented below are forward-looking and are based on current apartment market and general economic conditions and other risks outlined below. Management believes that the Company's net income available to common shareholders per diluted share for the third quarter of 2004 will be in a range of $0.28 to $0.29. Management is currently assuming the closing of the sale of one apartment community in the third quarter of 2004. There can be no assurance, however, that this forecasted sale will close. Management believes that the Company's FFO per share for the third quarter of 2004 will be in a range of $0.36 to $0.37, or $0.42 to $0.43, excluding non-cash charges for the write-off of unamortized deferred loan costs and interest rate hedge costs related to tax-exempt debt assumed in connection with the asset sale described above and for preferred unit redemption costs. Management's estimates of per share FFO for the third quarter of 2004, excluding the charges discussed herein, are based on the following assumptions: modestly higher same store NOI, due primarily to modestly higher operating revenues; full quarter NOI from the one community acquired in June 2004; offset by the dilution from the sale of seven apartment communities in the second quarter of 2004 and the forecasted sale of one apartment community during the third quarter of 2004; increased short-term interest rates; and continued higher than normal general and administrative costs primarily relating to increased legal expenses relating to shareholder litigation and other matters.

Management believes that the Company's net loss attributable to common shareholders per diluted share for the fourth quarter of 2004 will be in a range of $0.06 to $0.04. Management believes that the Company's FFO per share for the fourth quarter of 2004 will be in a range of $0.44 to $0.46. The estimates of per share FFO for the fourth quarter are based on the following assumptions: same store NOI comparable to or moderately higher than in the third quarter; lower preferred unit distribution requirements resulting from the expected preferred unit redemption in the third quarter of 2004; increased short-term interest rates; and modestly lower general and administrative costs, comparable to the third quarter, primarily relating to lower legal expenses associated with shareholder litigation and other matters.

A reconciliation of projected net income per diluted share to projected FFO per diluted share for the third and fourth quarters of 2004 is included in the financial data (Table 6) accompanying this press release.

SUPPLEMENTAL FINANCIAL DATA

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company's operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company's website. The Company's earnings release and the Supplemental Financial Data are available through the Company's web site at
"http://www.postproperties.com/posthome.nsf/ExtList/2004-2QFinancials".

The ability to access the attachments on the Company's web site requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products/acrobat/readstep.html.


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NON-GAAP FINANCIAL MEASURES AND OTHER DEFINED TERMS

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company's website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations ("AFFO"), net operating income, same store capital expenditures, FFO and AFFO excluding certain accounting charges, certain debt statistics and ratios and economic gains on property sales. The definitions of these non-GAAP financial measures are summarized below and on page 19 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITS.

FUNDS FROM OPERATIONS - The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. In October 2003, NAREIT issued additional guidance modifying the definition of FFO. The first modification revised the treatment of asset impairment losses and impairment losses incurred to write-down assets to their fair value at the date assets are classified as held for sale, to include such losses in FFO. Previously, such losses were excluded from FFO consistent with the treatment of gains and losses on property sales. The second modification clarified the treatment of original issue costs and premiums paid on preferred stock redemptions to deduct such costs and premiums in determining FFO available to common shareholders. This modification was consistent with the recently clarified treatment of these costs under GAAP. The Company adopted the modifications to the definition of FFO effective with its reported results for the third quarter of 2003. Prior period presentations of FFO have been restated to conform with the revised definition of FFO. FFO presented in the Company's press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company's FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that "since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves." As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company's results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled "net income available to common shareholders" is the most directly comparable GAAP measure to FFO.

ADJUSTED FUNDS FROM OPERATIONS - The Company also uses adjusted funds from operations ("AFFO") as an operating measure. AFFO is defined as FFO less operating capital expenditures. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT's ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled "net income available to common shareholders" is the most directly comparable GAAP measure to AFFO.

PROPERTY NET OPERATING INCOME - The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT's operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled "net income" is the most directly comparable GAAP measure to NOI.

SAME STORE CAPITAL EXPENDITURES - The Company uses same store recurring and non-recurring capital expenditures as cash flow measures. Same store recurring and non-recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store recurring and non-recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company's other operating segments consisting of communities stabilized in the prior year, lease-up communities, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company's presentation of same store recurring and non-recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store recurring and non-recurring capital expenditures are the lines on the Company's consolidated statements of cash flows entitled "recurring capital expenditures" and "non-recurring capital expenditures."

FFO AND AFFO EXCLUDING CERTAIN CHARGES - The Company uses FFO and AFFO excluding certain preferred stock redemption costs, severance, proxy, loss on early extinguishment of debt and impairment charges as operating measures. The Company reports FFO and AFFO excluding certain charges as alternative financial measures of core operating performance. The Company believes FFO and AFFO before certain charges are informative measures for comparing operating performance between periods and for comparing operating performance to other companies that have not incurred such charges. The Company further believes that charges of the nature incurred in 2004 and 2003 are not necessarily repetitive in nature and that it is therefore meaningful to compare operating performance using alternative, non-GAAP measures. In addition, the Company believes the investment and analyst communities desire to understand the meaningful components of the Company's performance and that these non-GAAP measures assist in providing such supplemental measures. The Company believes that the most directly comparable GAAP financial measures to FFO and AFFO, excluding certain charges, is the line on the Company's consolidated statements of operations entitled "net income available to common shareholders."

DEBT STATISTICS AND DEBT RATIOS - The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner's share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner's share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company's debt agreements, including, among others, the Company's senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company's liquidity.

ECONOMIC GAINS ON PROPERTY SALES - The Company uses economic gains on property sales as a supplemental measure of operating performance. Economic gains on property sales are defined as gains on property sales in accordance with GAAP, before accumulated depreciation and any prior period write-downs for asset impairment charges on such assets. The Company believes economic gains on property sales is an important supplemental measure to gains on property sales in accordance with GAAP because it assists investors and analysts in understanding the relationship between the cash proceeds from the sale of an asset and the cash invested in that asset. The Company believes the line on its consolidated statement of operations entitled "gains on property sales - discontinued operations" is the most directly comparable GAAP measure to economic gains on property sales.

AVERAGE ECONOMIC OCCUPANCY - The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

CONFERENCE CALL INFORMATION

The Company will hold its quarterly conference call on Tuesday, August 3, 2004, at 10 a.m. EDT. The telephone numbers are 1-800-818-5264 for domestic calls and 913-981-4910 for international callers. The access code is 512928. The conference call will be open to the public and can be listened to live on Post's web site at www.postproperties.com under Corporate Information/Investor Info. The replay will begin at 1:00 p.m. EDT on August 3, and will be available until Monday, August 9, 2004, at 11:59 p.m. EDT. The telephone numbers for the replay are 1-888-203-1112 for domestic callers and 719-457-0820 for international callers. The access code for the replay is 512928. A replay of the call also will be available through Thursday, September 30, 2004, on Post's web site. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available on the Company's website at "http://www.postproperties.com/posthome.nsf/ExtList/2004-2QFinancials" prior to the quarterly conference call.

Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company's mission is delivering superior satisfaction and value to its residents, associates, and investors. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post(R) branded resort-style garden apartments and high-density urban apartments with a vision of being the first choice in quality multifamily living. Post is headquartered in Atlanta, Georgia, and has operations in 10 markets across the country.

Nationwide, Post Properties owns approximately 24,700 apartment homes in 65 communities, including 666 apartment homes held in three unconsolidated joint ventures.

FORWARD LOOKING STATEMENT:

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the Company's projected net income per diluted share and projected FFO per diluted share for the third and fourth quarters of 2004. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company's actual results to differ materially from the expected results described in the Company's forward-looking statements: future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the Company's markets and the effect on occupancy and rental rates; the impact of competition on the Company's business, including competition for tenants and development locations; the Company's ability to obtain financing or self-fund the development or acquisition of additional apartment communities; the uncertainties associated with the Company's current and planned future real estate development, including actual costs exceeding the Company's budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects of changes in accounting policies and other regulatory matters detailed in the Company's filings with the Securities and Exchange Commission and uncertainties of litigation; and the Company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the caption "Risk Factors" are specifically incorporated by reference into this press release.

FINANCIAL HIGHLIGHTS

(Unaudited; in thousands, except per share and unit amounts)

                                                                THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                       JUNE 30,                 JUNE 30,
                                                               -----------------------   ------------------------
                                                                  2004         2003         2004          2003
                                                               ----------   ----------   ----------   ----------

OPERATING DATA
Revenues from continuing operations ........................   $   76,735   $   73,750   $  152,235   $  146,732
Net income available to common shareholders ................   $   99,201   $   24,827   $   98,296   $    1,377
Funds from operations available to common
  shareholders and unitholders (Table 1) ...................   $   14,736   $   14,690   $   32,502   $    3,435
Funds from operations available to common
  shareholders and unitholders, excluding certain
  charges (Table 1) ........................................   $   19,490   $   21,716   $   38,972   $   44,290

Weighted average shares outstanding - diluted ..............       39,807       37,467       39,595       37,362
Weighted average shares and units outstanding -
  diluted ..................................................       42,478       42,074       42,469       42,058

PER COMMON SHARE DATA - DILUTED
Net income available to common shareholders ................   $     2.49   $     0.66   $     2.48   $     0.04

Funds from operations available to common
  shareholders and unitholders (Table 1)(1) ................   $     0.35   $     0.35   $     0.76   $     0.08

Funds from operations available to common
  shareholders and unitholders, excluding certain
  charges (Table 1)(1) .....................................   $     0.46   $     0.52   $     0.92   $     1.05

Dividends declared .........................................   $     0.45   $     0.45   $     0.90   $     0.90

     (1) Funds from operations per share for the three and six months ended June 30, 2004 were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 46 and 51 shares, respectively. Such dilutive securities were antidilutive to all income per share computations in 2004.

TABLE 1
RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS TO
FUNDS FROM OPERATIONS AVAILABLE TO COMMON SHAREHOLDERS AND UNITHOLDERS (Unaudited; in thousands, except per share amounts)

                                                                 THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                       JUNE 30,                      JUNE 30,
                                                             --------------------------    --------------------------
                                                                2004            2003          2004            2003
                                                             -----------    -----------    -----------    -----------

Net income available to common shareholders ..............   $    99,201    $    24,827    $    98,296    $     1,377
Minority interest of common unitholders - continuing
  operations .............................................          (246)          (164)          (719)        (2,778)
Minority interest in discontinued operations .............         7,455          3,247          7,856          2,847
Gains on property sales - discontinued operations ........      (112,112)       (26,630)      (113,739)       (33,504)
Gains on property sales - unconsolidated entities ........            --         (8,395)            --         (8,395)
Depreciation on wholly-owned real estate assets, net .....        20,107         21,366         40,145         42,984
Depreciation on real estate assets held in
  unconsolidated entities ................................           331            439            663            904
                                                             -----------    -----------    -----------    -----------

Funds from operations available to common shareholders ...        14,736         14,690         32,502          3,435
  and unitholders (1)(2)
Redemption costs on preferred stock ......................            --             --          1,716             --
Severance charges ........................................            --          1,795             --         21,506
Proxy contest and related costs ..........................            --          5,231             --          5,231
Asset impairment charges .................................           626             --            626         14,118
Loss on early extinguishment of indebtedness
  associated with asset sales (3) ........................         4,128             --          4,128             --
                                                             ===========    ===========    ===========    ===========
Funds from operations available to common shareholders
  and unitholders, excluding certain charges..............   $    19,490    $    21,716    $    38,972    $    44,290
                                                             ===========    ===========    ===========    ===========
Weighted average shares and units outstanding -
  diluted (4).............................................        42,524         42,074         42,520         42,058
                                                             ===========    ===========    ===========    ===========
Funds from operations - per diluted share and unit (4) ...   $      0.35    $      0.35    $      0.76    $      0.08
                                                             ===========    ===========    ===========    ===========
Funds from operations, excluding certain charges - per
  diluted share and unit (4) .............................   $      0.46    $      0.52    $      0.92    $      1.05
                                                             ===========    ===========    ===========    ===========

     (1) In October 2003, the National Association of Real Estate Investment Trusts ("NAREIT") issued additional guidance modifying the definition of funds from operations ("FFO"). The first modification revised the treatment of asset impairment losses and impairment losses incurred to write-down assets to their fair value at the date assets are classified as held for sale, to include such losses in FFO. Previously such losses were excluded from FFO, consistent with the treatment of gains on property sales. The second modification clarified the treatment of original issue costs and premiums paid on preferred stock redemptions to deduct such costs and premiums in determining FFO available to common shareholders. This modification was consistent with the recently clarified treatment of these costs under GAAP. The Company adopted the modifications to the definition of FFO effective with its reported results for the third quarter of 2003. Prior period presentations of FFO have been restated to conform with the revised NAREIT definition of FFO. FFO is a supplemental non-GAAP financial measure used by real estate investment trusts to measure and compare operating performance.

     (2) For the six months ended June 30, 2003, FFO available to common shareholders has been restated from the prior year presentation to reflect a reduction of $14,118 for impairment losses on real estate assets resulting from the NAREIT modification of the definition of FFO.

     (3) Includes the write-off of unamortized deferred costs of $3,187 relating to tax-exempt indebtedness assumed in connection with the sale of five properties in June 2004, plus a loss of $941 relating to terminated interest rate cap agreements that were used as cash flow hedges of the assumed debt.

     (4) Funds from operations per share for the three and six months ended June 30, 2004 were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 46 and 51 shares, respectively. Such dilutive securities were antidilutive to all income per share computations in 2004.

TABLE 2
RECONCILIATION OF SAME STORE NET OPERATING INCOME (NOI) TO GAAP NET INCOME (In thousands)

                                                                THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                     -----------------------------------------    --------------------------
                                                      JUNE 30,        JUNE 30,      MARCH 31,       JUNE 30,        JUNE 30,
                                                        2004            2003         2004            2004            2003
                                                     -----------    -----------    -----------    -----------    -----------

Total same store NOI .............................   $    39,699    $    39,986    $    39,435    $    79,134    $    81,049
Property NOI from other operating
  segments .......................................         3,603          1,520          2,772          6,374          2,065
                                                     -----------    -----------    -----------    -----------    -----------
Consolidated property NOI ........................        43,302         41,506         42,207         85,508         83,114
Add (subtract):
   Other revenues ................................            45            147             76            122            277
   Interest income ...............................           213            251            180            392            485
   Minority interest in consolidated
    property partnerships ........................           303            349            272            575            682
   Depreciation ..................................       (21,177)       (20,253)       (21,186)       (42,363)       (40,542)
   Interest expense ..............................       (16,726)       (16,250)       (16,281)       (33,007)       (31,879)
   Amortization of deferred financing
    costs ........................................        (1,092)          (968)        (1,116)        (2,208)        (1,756)
   General and administrative ....................        (5,477)        (3,342)        (4,642)       (10,119)        (6,967)
   Development costs and other expenses ..........          (381)            --           (535)          (916)          (567)
   Proxy contest and related costs ...............            --         (5,231)            --             --         (5,231)
   Severance charges .............................            --         (1,795)            --             --        (21,506)
   Equity in income of unconsolidated
    entities .....................................           207          8,103            216            422          7,710
   Minority interest of preferred
    unitholders ..................................        (1,400)        (1,400)        (1,400)        (2,800)        (2,800)
   Minority interest of common
    unitholders ..................................           246            164            473            719          2,778
                                                     -----------    -----------    -----------    -----------    -----------
   Income (loss) from continuing .................        (1,937)         1,281         (1,736)        (3,675)       (16,202)
    operations
   Income from discontinued operations ...........       103,047         26,408          5,147        108,194         23,304
                                                     -----------    -----------    -----------    -----------    -----------
Net income .......................................   $   101,110    $    27,689    $     3,411    $   104,519    $     7,102
                                                     ===========    ===========    ===========    ===========    ===========

TABLE 3
SAME STORE NET OPERATING INCOME (NOI) SUMMARY BY MARKET
(In thousands)

                                                        THREE MONTHS ENDED
                                           ---------------------------------------------     2Q '04 VS        2Q '04 VS
                                             JUNE 30,         JUNE 30,       MARCH 31,        2Q '03          1Q '04
                                               2004             2003           2004          % CHANGE        % CHANGE
                                           ------------     ------------    ------------   ------------     ------------

Rental and other revenues
   Atlanta .............................   $     33,386     $     33,011    $     32,887           1.1%             1.5%
   Dallas ..............................         12,481           12,519          12,481          (0.3)%           -
   Tampa ...............................          4,517            4,431           4,558           1.9%            (0.9)%
   Washington, DC ......................          5,444            5,234           5,364           4.0%             1.5%
   Charlotte ...........................          3,226            3,067           3,151           5.2%             2.4%
   Other ...............................          6,220            6,341           6,268          (1.9)%          (0.8)%
                                           ------------     ------------    ------------
     Total rental and other revenues ...         65,274           64,603          64,709           1.0%             0.9%
                                           ------------     ------------    ------------
Property operating and maintenance
  expenses (exclusive of depreciation
  and amortization)
   Atlanta .............................         12,480           12,194          12,352           2.3%             1.0%
   Dallas ..............................          5,788            5,312           5,429           9.0%             6.6%
   Tampa ...............................          1,806            1,801           1,990           0.3%            (9.2)%
   Washington, DC ......................          1,760            1,647           1,807           6.9%            (2.6)%
   Charlotte ...........................          1,022            1,089           1,035          (6.2)%           (1.3)%
   Other ...............................          2,719            2,574           2,661           5.6%             2.2%
                                           ------------     ------------    ------------
     Total .............................         25,575           24,617          25,274           3.9%             1.2%
                                           ------------     ------------    ------------
Net operating income
   Atlanta .............................         20,906           20,817          20,535           0.4%             1.8%
   Dallas ..............................          6,693            7,207           7,052          (7.1)%           (5.1)%
   Tampa ...............................          2,711            2,630           2,568           3.1%             5.6%
   Washington, DC ......................          3,684            3,587           3,557           2.7%             3.6%
   Charlotte ...........................          2,204            1,978           2,116          11.4%             4.2%
   Other ...............................          3,501            3,767           3,607          (7.1)%          (2.9)%
                                           ------------     ------------    ------------
     Total same store NOI ..............   $     39,699     $     39,986    $     39,435          (0.7)%           0.7%
                                           ============     ============    ============


                                                 SIX MONTHS ENDED
                                                     JUNE 30,
                                           ---------------------------
                                               2004          2003          % CHANGE
                                           ------------   ------------   ------------

Rental and other revenues
   Atlanta .............................   $     66,273   $     66,478           (0.3)%
   Dallas ..............................         24,963         24,922            0.2%
   Tampa ...............................          9,075          8,846            2.6%
   Washington, DC ......................         10,809         10,401            3.9%
   Charlotte ...........................          6,376          6,080            4.9%
   Other ...............................         12,487         12,820           (2.6)%
                                           ------------   ------------
     Total rental and other revenues ...        129,983        129,547            0.3%
                                           ------------   ------------
Property operating and maintenance
  expenses (exclusive of depreciation
  and amortization)
   Atlanta .............................         24,831         23,763            4.5%
   Dallas ..............................         11,217         10,549            6.3%
   Tampa ...............................          3,796          3,588            5.8%
   Washington, DC ......................          3,567          3,366            6.0%
   Charlotte ...........................          2,057          2,134           (3.6)%
   Other ...............................          5,381          5,098            5.6%
                                           ------------   ------------
     Total .............................         50,849         48,498            4.8%
                                           ------------   ------------
Net operating income
   Atlanta .............................         41,442         42,715           (3.0)%
   Dallas ..............................         13,746         14,373           (4.4)%
   Tampa ...............................          5,279          5,258            0.4%
   Washington, DC ......................          7,242          7,035            2.9%
   Charlotte ...........................          4,319          3,946            9.5%
   Other ...............................          7,106          7,722           (8.0)%
                                           ------------   ------------
     Total same store NOI ..............   $     79,134   $     81,049           (2.4)%
                                           ============   ============   ============

TABLE 4
COMPUTATION OF DEBT RATIOS
(In thousands)

                                                                                    AS OF JUNE 30,
                                                                              --------------------------------
                                                                                   2004              2003
                                                                              --------------    --------------

Total real estate assets per balance sheet ................................   $    2,013,500    $    2,164,206
Plus:
Company share of real estate assets held in unconsolidated entities .......           44,013            45,124
Company share of accumulated depreciation - assets held in
  unconsolidated entities .................................................            2,732             1,407
Accumulated depreciation per balance sheet ................................          474,016           470,307
Accumulated depreciation on assets held for sale ..........................            7,836                --
                                                                              --------------    --------------
Total undepreciated real estate assets (A) ................................   $    2,542,097    $    2,681,044
                                                                              ==============    ==============

Total debt per balance sheet ..............................................   $    1,080,327    $    1,259,926
Plus:
Company share of debt held in unconsolidated entities .....................           29,266             5,917
Less:
Joint venture partner's share of construction debt to the Company .........               --           (54,051)
                                                                              --------------    --------------
Total debt (adjusted for joint venture partner's share of debt) (B) .......   $    1,109,593    $    1,211,792
                                                                              ==============    ==============

Total debt as a % of undepreciated real estate assets (adjusted for
  joint venture partner's share of debt) (B/A) ............................             43.6%             45.2%
                                                                              ==============    ==============


Total debt per balance sheet ..............................................   $    1,080,327    $    1,259,926
Plus:
Company share of debt held in unconsolidated entities .....................           29,266             5,917
Preferred shares at liquidation value .....................................           95,000           145,000
Preferred units at liquidation value ......................................           70,000            70,000
Less:
Joint venture partner's share of construction debt to the Company .........               --           (54,051)
                                                                              --------------    --------------
Total debt and preferred equity (adjusted for joint venture partner's
  share of debt) (C) ......................................................   $    1,274,593    $    1,426,792
                                                                              ==============    ==============



Total debt and preferred equity as a % of undepreciated assets
  (adjusted for joint venture partner's share of debt) (C/A) ..............             50.1%             53.2%
                                                                              ==============    ==============


TABLE 5
RECONCILIATION OF GAINS ON PROPERTY SALES TO ECONOMIC GAINS ON PROPERTY SALES

                                                           THREE MONTHS ENDED
                                                             JUNE 30, 2004
                                                           -------------------

  Gains on property sales .............................    $         112,112
  Less:
     Accumulated depreciation on properties sold ......              (61,980)
     Previously recorded asset impairment charges on
      properties sold .................................               (3,970)
                                                           -----------------
  Economic gains on property sales ....................    $          46,162
                                                           =================


TABLE 6
RECONCILIATION OF FORECASTED NET INCOME (LOSS) PER COMMON SHARE TO FORECASTED FUNDS FROM OPERATIONS PER COMMON SHARE

                                                               THREE MONTHS ENDED                THREE MONTHS ENDED
                                                               SEPTEMBER 30, 2004                 DECEMBER 31, 2004
                                                        --------------------------------    --------------------------------
                                                           LOW RANGE        HIGH RANGE        LOW RANGE         HIGH RANGE
                                                        --------------    --------------    --------------    --------------

Forecasted net income (loss), per share .............   $         0.28    $         0.29    $        (0.06)   $        (0.04)
                                                        --------------    --------------    --------------    --------------
Forecasted gains on property sales, per share .......            (0.42)            (0.42)               --                --
Forecasted real estate depreciation, per share ......             0.50              0.50              0.50              0.50
                                                        --------------    --------------    --------------    --------------
Forecasted funds from operations, per share .........             0.36              0.37              0.44              0.46
Forecasted write-off of unamortized deferred loan
  costs and interest rate hedge costs related to debt
  assumed in connection with forecasted sales, per
  share .............................................             0.02              0.02                --                --
Forecasted preferred unit redemption costs, per share             0.04              0.04                --                --
                                                        --------------    --------------    --------------    --------------

Forecasted funds from operations, excluding write-off
  of unamortized loan and interest rate hedge costs
  and preferred unit redemption costs, per share ....   $         0.42    $         0.43    $         0.44    $         0.46
                                                        ==============    ==============    ==============    ==============